Exhibit 99.1

AFFORDABLE RESIDENTIAL COMMUNITIES ANNOUNCES

-PLANNED SALE OF COMMUNITIES-

-DECLARATION OF PREFERRED DIVIDENDS-

-ELIMINATION OF THIRD QUARTER COMMON DISTRIBUTION-

-CHANGES IN SENIOR MANAGEMENT-

DENVER, CO — (BUSINESS WIRE) — September 21, 2005 — Affordable Residential Communities Inc. (NYSE: ARC) (“ARC” or the “Company”) announced the following: the authorization of the sale of approximately 79 ARC owned communities, the declaration of dividends on its Series A Cumulative Redeemable Preferred Stock and on its Series C Preferred Operating Partnership Units, the elimination of the quarterly distribution on its common stock and operating partnership units for the quarter ending September 30, 2005 and changes in its senior management team.

Planned Sale of Communities

The Board of Directors of the Company has authorized the sale of approximately 79 ARC owned communities in 33 markets, either at auction or through various negotiated sales.  Following these sales, ARC will continue to own 236 communities that it believes meet its business plan objectives and operating strategy objectives.

Dividends and Distributions

The Board of Directors declared a $0.515625 dividend on its Series A Cumulative Redeemable Preferred Stock, and $0.39 per unit on the Series C Preferred Operating Partnership Units of Affordable Residential Communities LP. All the dividends are payable on October 30, 2005 to shareholders of record on October 15, 2005.

The Company also announced that its Board of Directors has eliminated the quarterly distribution on its common stock, and on the operating partnership units of its affiliate, Affordable Residential Communities LP for the quarter ending September 30, 2005.

The Board will review dividends on a quarterly basis.

Changes in Senior Management

The Company also announced that Larry D. Willard, a director of the Company, has assumed the additional position of Chairman of the Board of Directors and Chief Executive Officer and that director James F. Kimsey has become President and Chief Operating Officer.

Mr. Willard recently retired as Chairman of the Board of Wells Fargo Bank, N.A., New Mexico Region, where he had been Regional President of the New Mexico and West Texas Region of Wells Fargo and Company from 1998 through 2004. Mr. Willard also served from 1994 to 1998 as Chairman of the Board, Chief Executive Officer and Regional President of Northwest Corporation, an affiliate of Northwest Bank New Mexico, N.A. He had spent the prior 18 years with United New Mexico Financial Corporation and Ford Bank Group, Inc. serving in various capacities. Mr. Willard is a graduate of Eastern New Mexico University (BBA Accounting and Finance, 1968), the University of Colorado, Boulder (Graduate School of Banking, 1973) and the University of Oklahoma, Norman (Graduate School of Commercial Lending, 1975).

Mr. Kimsey retired as President and Chief Executive Officer of RailWorks Corporation in 2004, a position he had held since 2002. From 2001 through 2002 he also served as the President of Western Utility Services on behalf of Exelon Infrastructure Services, a successor to Fischback & Moore Electric, LLC, for whom Mr. Kimsey was the President and Chief Executive Officer from 1995 to 2001. In 1997 Mr. Kimsey founded Kimsey Electrical Contracting, LLC, serving as its Chairman. From 1970 to 1995 he served in various capacities with Sturgeon Electric Co., Inc., succeeding to MYR Group President in 1984, a position he held until 1995. Mr. Kimsey is a graduate of the University of Denver where he received a BSBA Degree in accounting.

Scott D. Jackson has assumed the position of Vice Chairman of the Board of Directors and will direct the Company’s sales of communities. Mr. Jackson stated, “Both Larry and Jim bring valuable experience and I am pleased that these senior executives have agreed to assist me and serve in these important positions at ARC.”

About Affordable Residential Communities Inc.

ARC currently owns and operates approximately 64,000 homesites located in 315 communities in 27 states. ARC is a fully integrated, self-administered, self-managed equity real estate investment trust (REIT) focused on the acquisition, renovation, repositioning and operation of primarily all-age manufactured home communities with headquarters in Denver, CO.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The forward-looking statements contained in this news release are subject to certain risks and uncertainties including, but not limited to, statements about the Company’s plans, objectives, expectations and intentions and other statements that are not historical facts.  Actual results may differ materially from those set forth in the forward-looking statements.  The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: general risks affecting the real estate industry; the Company’s ability to maintain or increase rental rates and occupancy with respect to properties currently owned; the Company’s assumptions on rental home and home sales and financing activity; completion of pending acquisitions and sales, if any, and timing with respect thereto; the Company’s growth and expansion into new markets or successful integration of acquisitions; and the effect of interest rates.  Additional factors that could cause the Company’s results to differ materially from those described in the forward-looking statements can be found in the Company’s 2004 Annual Report on Form 10-K (included under the heading “Forward-Looking Statements”), and in the Company’s Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s internet site (http://www.sec.gov).  The forward-looking statements contained in this news release speak only as of the date of the release, and the Company assumes no obligation to update the forward-looking statements or update the reasons why actual results could differ from those contained in the forward-looking statements.

CONTACT

Affordable Residential Communities Inc.
Lawrence Kreider, Chief Financial Officer

(866) 847-8931

investor.relations@aboutarc.com

or

Integrated Corporate Relations, Inc.
Brad Cohen, (203) 682-8211

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